Exhibit 10.14
KALERA,INC
EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement ("Agreement") is made effective for all purposes and in all respects as of this 11 day of May, 2022, by and between Kalera, Inc. ("Employer," "Company" or "Kalera") and James Leighton ("Executive") who shall collectively be known herein as "the Parties".

RECITALS:

WHEREAS, Employer is in the business of, among other things, the manufacture, sale and distribution of food and food related products, utilizing vertical hydroponic farms and cleanroom technology for producing exceptional quality produce year-round. Kalera's headquarters are based in Orlando, Orange County, Florida with operations around the world.

WHEREAS, Employer desires to employ Executive and Executive desires to work for Employer on the terms and under the conditions recited below with each party acknowledging the mutual promises and good and valuable consideration herein contained.

WHEREAS, the Parties, intending to be legally bound, hereby agree as follows:

A. Capacity of Employment. Executive shall be employed full time as the President, Chief Executive Officer (CEO) and as a non-independent Director of the Company's Board of Directors (the "Board"). The President and CEO's primary responsibilities shall include those specified on "Schedule A" attached hereto.

B. Executive Compensation. For all services rendered by Executive under this Agreement, compensation during the Term of employment and any subsequent term, shall be determined and paid as follows:

1.    Annual Salary. Kalera shall pay Executive an annual salary of $600,000 (Base Salary") before standard payroll deductions. Compensation will be payable at the times and in the manner dictated by Kalera's standard payroll policies.

2.    Short-Term Incentive Compensation. Executive shall be entitled to participate in any short-term incentive compensation programs established by Kalera for its senior level executives generally, depending upon achievement of certain annual individual or business performance objectives specified and approved by the Board (or a Committee thereof) in its sole discretion; provided, however, that under any such program, Executive's "target opportunity" shall be 100% of Executive's Base Salary. Executive's short-term incentive compensation shall be paid to Executive not later than such payments are made to the Company's senior level executives generally. Executive's short-term incentive compensation may be paid in cash, stock options, or restricted stock units, at the Executive's election.

3.    Long-Term Incentive Compensation. Executive shall be entitled to participate in any long-term incentive compensation programs established by Kalera for its senior level executives generally, depending upon achievement of certain annual individual or business performance objectives specified and approved by the Board (or a Committee thereof) in its sole discretion; provided, however, that under any such program, Executive's "target opportunity" shall be 100% of Executive's Base Salary. Executive's long -term incentive compensation shall be paid to Executive as follows: 60% as stock options and 40% as restricted stock units.

4.    Health and Other Benefits. The Executive shall be entitled to participate in the Company's health and dental plans and receive all other benefits made available to the Company's executive employees of similar rank, as the same may change from time to time, or as otherwise determined by the Board, and subject to such eligibility provisions and the other terms and conditions of such plans, programs and perquisites, as may be in effect from time to time. The Executive's spouse and children may participate in the Company's health and dental plans at the Executive's sole cost and expense.

5.    Vacation. Executive will be entitled to participate in the Company's Discretionary Time Off program, in accordance with the Company's personnel policies and procedures made available to the Company's executive employees of similar rank, as the same may change from time to time, or as otherwise determined by the Board. Initially, Executive shall be entitled to four (4) weeks of vacation. In addition, the Executive shall be entitled to such holidays consistent with the Company's standard policies or as the Board may approve.

6.    Expense Reimbursement. In addition to the compensation and benefits provided herein, the Company shall, upon receipt and approval of appropriate documentation, reimburse the Executive (a) for reasonable expenses (not to exceed $25,000) incurred by Executive in connection with relocating from Niwot, Colorado to Orlando, Florida, including but not limited to airfare for Executive's spouse and (b) each month for the Executive's reasonable travel, lodging, entertainment, promotion and other ordinary and necessary business expenses. Entertainment, travel and equipment expenses are not reimbursable, unless approved in advance by the Company. The arrangement set forth in this Section is intended to constitute an accountable plan within the meaning of Section 162(a) of the Internal Revenue Code, as amended (the "Code") and the accompanying regulations, and the Executive agrees to comply with all reasonable guidelines established by the Company from time to time to meet the requirements of Section 162(a) of the Code and the accompanying regulations. Under no circumstances shall "reimbursable expenses" include any amount for personal, family or living expenses.

7.    Withholding. The Company may deduct and withhold from any amounts payable under this Agreement such Federal, state, local, non-U.S. or other taxes as are required or permitted to be withheld pursuant to any applicable law or regulation.

C. Term of Employment.

1.    Term. The Executive's employment hereunder shall be effective as of the Effective Date and shall continue until the third (3rd) anniversary thereof, unless terminated earlier pursuant to the terms of this Agreement; provided that, on such third (3rd} anniversary of the Effective Date and each annual anniversary thereafter (such date and each annual anniversary thereof, a "Renewal Date"), the Agreement shall be deemed to be automatically extended, upon the same terms and conditions, for successive periods of one year, unless either party provides written notice of its intention not to extend the term of the Agreement at least 90 days prior to the applicable Renewal Date. The period during which the Executive is employed by the Company hereunder is hereinafter referred to as the "Employment Term."

2.    Non-Renewal Notice Period. Any Party wishing to give notice of non-renewal of this Agreement shall give the other Party written notice, delivered via certified mail, hand delivery, or email with delivery receipt no less than ninety (90) days prior to the expiration date of the Agreement.

D. Termination for cause. Employer may terminate this Agreement at any time "for cause", the grounds for which are defined below. In the case of termination for cause, Kalera shall have no obligation to Executive for salary, bonus, or other compensation or any other form of benefits under this Agreement except for: (a) compensation earned prior to the effective date of termination, or (b) other benefits mandated under state or federal law for departed employees (such as COBRA health benefits, if applicable). Also, in the case of termination for cause, Kalera shall reimburse Executive for all appropriately documented expenses incurred by Executive before the termination date that are otherwise reimbursable to Executive under this Agreement. The "notice period" and "notice method", if any, contained in paragraph C above do not apply to termination for cause. Kalera must give actual written notice to Executive of termination for cause, which such notice must include a reasonable description of the grounds for termination for cause. Employer may make termination for cause effective immediately upon delivery of such notice to Executive.

Grounds For "Cause" Termination. Commission of any of the following acts by Executive constitute grounds for Kalera to terminate Executive "for cause" under this paragraph:

Commission of any of the following acts by Executive shall constitute grounds for the Employer to terminate Executive "for cause" under this paragraph:

1.    Executive is convicted of or pleads nolo contendere to a crime that constitutes a felony (or state law equivalent) or other serious offense, if such felony or other offense is work-related, materially impairs the Executive's ability to perform services for the Company, or results in material, reputational, or financial harm to the Company or its affiliates;

2.    Executive commits a crime of moral turpitude such as an act of fraud or other crime involving dishonesty;

3.    Executive engages in embezzlement, misappropriation, or fraud, whether or not related to the Executive's employment with the Company;

4.    Executive's material violation of the Company's written policies or codes of conduct, including but not limited to, written policies related to discrimination, harassment, performance of illegal or unethical activities, and ethical misconduct;

5.    Executive violates his or her duties of confidentiality and/or no-competition under this agreement;

6.    Executive engages in a pattern of substance abuse involving any addictive substance, including but not limited to, alcohol, narcotic drugs, or controlled substances or the Executive's illegal use of any drug;

7.    Executive accepts an offer for future employment while employed under this Agreement;

8.    Executive repeatedly fails to promptly comply with and/or adequately perform (in the Company's reasonable judgment) directives from superiors, the Board or managing officers, or written company policies and, if curable, fails to cure within thirty (30) calendar days after receiving notice from the Company identifying such failure;

9.    Executive commits any act or acts that materially harms the Company's reputation, standing, or credibility within the community(ies) it operates or with its customers or suppliers;

10.    Executive fails to perform the material responsibilities and/or duties enumerated in this Agreement with the high degree of care and professionalism normally required of a Chief Executive Officer and, if curable, fails to cure within thirty (30) calendar days after receiving notice from the Company identifying such failure; or

11.    Executive materially breaches any provision of this Agreement or any other written agreement between the Executive and the Company.

E. Termination Without Cause. Kalera may terminate this Agreement without Cause by giving sixty (60) days written notice (or pay in lieu of notice). If the Company terminates this Agreement without Cause (and other than due to Disability), the Company shall provide, in addition to the any accrued amounts, severance pay to the Executive in an amount equal to twelve (12) months of the Base Salary, less applicable deductions and withholdings, payable during the twelve (12) month period immediately following such termination in substantially equal monthly installments consistent with the Company's payroll practices. In addition, Executive will be entitled to twelve (12) additional months of vesting on stock options or restricted stock units.

F. Disability and Death. In the event that the Executive cannot perform Executive's duties hereunder on account of illness or other incapacity for a period of one hundred and twenty (180) consecutive days (or a period of 180 days in any 365-day period) ("Disability"), the Company shall have the right upon written notice to the Executive to terminate this Agreement, without further obligation other than for any accrued amounts. If the Executive dies during the Term, this Agreement shall terminate immediately, and the Executive's legal representatives or designated beneficiary shall be entitled to receive any accrued amounts.

G. Conditions to Payment. Any severance payments or benefits under Section E, or elsewhere in this Agreement, shall be (i) conditioned upon the Executive having provided an irrevocable waiver and general release of claims in favor of Kalera, their respective affiliates, their respective predecessors and successors, and all of the respective current or former directors, officers, employees, shareholders, partners, members, agents or representatives of any of the foregoing (collectively, the "Released Parties"), in a form reasonably satisfactory to Kalera and Executive, and (ii) subject to the Executive's continued compliance with the terms of Sections J, K, L, and M hereunder which provisions shall survive this Agreement. The payment of any amounts due to the Executive as a result of termination without cause or non-renewal of this Agreement shall be subject to the terms of the applicable plan, program or arrangement, and any elections the Executive has made thereunder. The Company may offset any amounts due and payable by the Company to the Executive (excluding accrued amounts) against any amounts the Executive owes the Company hereunder.

H. Resignations. Executive's employment with the Company may be terminated by Executive or upon the Company's request that the Executive agrees to resign, provided that forty-five (45) days prior written notice is given for such resignation. As of the date of such resignation of employment or such other date requested, Executive shall be required to resign from the Board and any committees thereof (and, if applicable, from the board of directors (and any committees thereof) of any subsidiary or affiliate of the Company) to the extent the Executive is then serving thereon, and Executive agrees to promptly execute any documents reasonably required to effectuate the foregoing.

If Executive voluntarily resigns for any reason other than a "Good Reason" as defined below, Kalera shall have no obligation to Executive for salary, bonus, or other compensation or any other form of benefits under this agreement except for: (a) compensation earned prior to the effective date of resignation, or (b) other benefits mandated under state or federal law for departed employees (such as COBRA health benefits, if applicable). Also, Kalera shall reimburse Executive for all appropriately documented expenses incurred by Executive before the resignation date that are otherwise reimbursable to Executive under this Agreement. Executive must give actual notice to Kalera of his intent to resign in writing.

If, however, Executive resigns his employment for "Good Reason", Kalera shall provide, in addition to the any accrued amounts, severance pay to the Executive in an amount equal to twelve (12) months of his Base Salary, payable during the twelve (12) month period immediately following such termination in substantially equal monthly installments consistent with Kalera's payroll practices. In addition, Executive will be entitled to twelve (12) additional months of vesting on stock options or restricted stock uni ts.

For purposes of this Agreement, "Good Reason" shall mean the occurrence of any of the following, in each case during the Employment Term, without the Executive's written consent:

1.    a material reduction in the Executive's Base Salary other than a general reduction in Base Salary that affects all similarly situated executives in substantially the same proportions;

2.    a relocation of the Executive's principal place of employment by more than 100 miles;

3.    any material breach by Kalera of any material provision of this Agreement or any material provision of any other agreement between the Executive and Kalera;

4.    Kalera's failure to obtain an agreement from any successor to Kalera to assume and agree to perform this Agreement in the same manner and to the same extent that Kalera would be required to perform if no succession had taken place, except where such assumption occurs by operation of law;

5.    a material, adverse change in the Executive's title, authority, duties, or responsibilities (other than temporarily while the Executive is physically or mentally incapacitated or as required by applicable law);

6.    a material reduction in Executive's compensation;

7.    a Change in Control (as defined below) of Kalera; or

8.    a material adverse change in the reporting structure applicable to the Executive.

The Executive cannot terminate employment for Good Reason unless the Executive has provided written notice to Kalera of the existence of the circumstances providing grounds for termination for Good Reason within 30 days of the initial existence of such grounds and Kalera has had at least 30 days from the date on which such notice is provided to cure such circumstances.

I. Change in Control Termination. Notwithstanding any other provision contained herein, if the
Executive's employment hereunder is terminated by the Executive for Good Reason or by Kalera without Cause (other than on account of the Executive's death or Disability), in each case within twelve (12) months following a Change in Control, the Executive shall be entitled to receive twelve (12) months of his Base Salary, payable during the twelve (12) month period immediately following such termination in substantially equal monthly installments consistent with Kalera's payroll practices. In addition, Executive will be entitled to twelve (12) additional months of vesting on stock options or restricted stock units. This compensation shall be subject to the Executive's compliance with this Agreement and the Executive's execution of a Release which becomes effective within ten (10) days following the Termination Date.

For purposes of this Agreement, "Change in Control" shall mean the occurrence of any of the following after the Effective Date:

1.    one person (or more than one person acting as a group) acquires ownership of stock of the Company that, together with the stock held by such person or group, constitutes more than 50% ofthe total fair market value or total voting power ofthe stock of such corporation; provided that, a Change in Control shall not occur if any person (or more than one person acting as a group) owns more than 50% of the total fair market value or total voting power of the Company's stock and acquires additional stock;

2.    one person (or more than one person acting as a group) acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition) ownership of the Company's stock possessing 51 % or more of the total voting power of the Company's stock;

3.    a majority of the members of the Board are replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the Board before the date of appointment or election; or

4.    the sale of all or substantially all of the Company's assets.

Notwithstanding the foregoing, a Change in Control shall not occur unless such transaction constitutes a change in the ownership of the Company, a change in effective control of the Company, or a change in the ownership of a substantial portion of the Company's assets under Section 409A.

In addition, notwithstanding any other provisions in this Agreement to the contrary, any incentive-based or other compensation paid to the Executive under this Agreement pursuant to this "Change in Control" Section are subject to any policy (whether in existence as of the Effective Date or later adopted) established by the Company providing for claw back or recovery of amounts that were paid to the Executive. The Company will make any determination for claw back or recovery solely to the extent required by applicable law or regulation.

J. Confidentiality. For so long as Executive shall remain employed by Kalera and for a period of two (2) years after termination of employment with Kalera for any reason, Executive shall not disclose or communicate any "Confidential Information" of Kalera to any person or entity other than Kalera nor use said "Confidential Information" for any purpose or reason other than the benefit of Kalera, except that the Executive's obligations under this Agreement with respect to any Confidential Information that constitutes a trade secret under applicable law shall survive and continue in effect until the date on which such Confidential Information no longer constitutes a trade secret under applicable law . For purposes of the preceding sentence, "Confidential Information" means (but is not limited to) any information regarding Kalera's business methods, information that relates to purchasing, sales, customers, employee recruiting, marketing, the Company's financial position and financing arrangements, business records, business policies, procedures, techniques, research or development projects or results, sales information of any kind, financial information of any kind, trade secrets or other knowledge possessed by Kalera which is not generally known by individuals outside of Kalera (including Kalera's employees, consultants, and advisors). Also, "Confidential Information" shall additionally include, but not be limited to, the following information of Kalera:

1.    Client lists or other client information;
2.    Information pertaining to products or services under development;
3.    Internal company reports of any kind;
4.    Kalera ownership, company structure, confidential company information, employee names and contact information, executive names and contact information, or other employee or executive related information.

K. Non-compete Agreement. As a material part of this Agreement, the Executive agrees that during his employment by the Company and for an additional period of twenty-four (24) consecutive months from and after the termination of his employment for any reason whatsoever (whether with or without cause or resulting from resignation), he will not compete directly or indirectly with the Company and shall not either directly or indirectly have any ownership or profits interest in, become a shareholder, partner, director, officer or employee of or otherwise provide services (including but not limited to consulting with and advising as an independent contractor), or in any manner engaging in the business of owning, operating or managing any business or entity which provides food services production utilizing hydroponic or technology based food production facilities (such as aeroponics, passive sub-irrigation, deep water culture, top-fed deep water culture and other similar production methods) within the following geographic areas: United States of America; Canada; and such other countries within which Kalera expands its business during the term of the Executive's employment; provided that, without being in violation of this Paragraph K, Executive may own, directly or indirectly, solely as an investment, securities of any entity traded on any national securities exchange if Executive is not a controlling person of, or a member of a group which controls, such entity and does not, directly or indirectly, own 5% or more of any class of securities of such entity. If at any time a court of competent jurisdiction determines that either the time or area restrictions of this paragraph are invalid, the parties agree that the court may establish valid time and area restrictions and the parties agree to comply with said restrictions as established by said court of competent jurisdiction.

L. Non-Solicitation Agreement. Executive agrees that during his employment by the Company and for an additional period of twenty-four (24) consecutive months from and after the termination of his employment for any reason whatsoever (whether with or without cause or resulting from resignation), he will not contact or solicit clients or customers of the Company or of any affiliated or associated Company wherever located, or intentionally cause severance of business relationships between the Company or any affiliated Company and any other person or entity for a period of twenty four (24) months after termination of employment or resignation. Executive further agrees not to interfere with any contractual relations, verbal or written, between the Company, and any of its customers or employees and any other person or entity, or employ or solicit for employment with any person or entity, any employee of the Company or of any entity related, or affiliated with the Company. Executive further agrees that during said twenty-four (24) month period not to solicit, recruit, hire or assist others in hiring any employees of the Company, or former employees whose employment terminated during the Executive's employment with the Company; provided, that Executive shall not be deemed to be in breach of this Paragraph L if such employee (i) contacts Executive on his or her own initiative regarding employment opportunities without any prior solicitation by Executive in violation of this Paragraph L, (ii) responds to a general solicitation of employment through an advertisement not specifically targeted at the Company or its officers or employees, or (iii) is referred to Executive by search firms, employment agencies or other similar entities, provided that such entities have not been specifically instructed by Executive to solicit the officers or employees of the Company.

M. Non-Disparagement Agreement. Executive and Company agree, that during said twenty-four (24) month period after termination or resignation, the parties mutually agree that they· will not criticize, denigrate, or disparage each other as set forth herein. To that end, Employee and Kalera will not make any disparaging communication to third parties, disparaging statements to the press, write disparaging commentaries about each other on Facebook, Twitter, Linkedin, Instagram, Yelp, or any other blog or forum on the internet, make disparaging comments to Kalera's current employees, make any disparaging communication with any individual or entity with whom Kalera has a business relationship, or any other person if such comment or statement could be likely to adversely affect the conduct of the business or reputation of either party. Executive shall further refrain from making any disparaging communications or comments about Kalera's future plans, business prospects, business operations or business reputation to third parties For purposes of this Agreement, the term "disparage", "disparaging communications" or "disparaging comments" shall include but are not be limited to critiques, derogatory statements, ridicule, slander, jokes or insults at the expense of Kalera or its employees, Kalera's management, senior personnel, staff, officers, directors, products or services, consultants, or other employees. Prohibited methods of disseminating disparaging communications shall include but not be limited to writing comments on business review websites including but not limited to Glassdoor, Angie's List, Consumer Reports, Dex Knows, Epinions or other similar websites, radio, television, blogs, email, telephone, text messaging, snap chat, or word of mouth. To the extent either Executive or Kalera are legally required to disclose to a governmental entity or other third party the reason(s) for Executive's separation from Kalera, Kalera or Executive shall provide only his dates of employment and positions held, along with any additional information only to the extent required by law or other governing authority.

N. Intellectual work product. Any writing, invention, process, creative mark or other work which Executive may make or conceive of, either alone or with others, at any time while Executive is an executive of Kalera which in any way relates to the business of Kalera, shall be the sole property of Kalera and Executive shall have no rights in nor claims thereto (including, but not limited to, rights or claims accruing under the copyright, trademark, or patent laws of any country).

O. Remedies in Event of Breach. Executive hereby recognizes that irreparable damage may result to Kalera, and to the business of Kalera, in the event of breach by Executive of any of the covenants and assurances contained in paragraphs J (Confidentiality), K (Non-Compete), L (Non-Solicitation) and M (Non-Disparagement), above. As such, in the event of breach of any of the covenants and assurances contained in paragraphs J, K, L, and M of this Agreement, Kalera shall be entitled to seek to enjoin and restrain Executive from any continued violation of any term of paragraphs J, K, L, and M hereof. This equitable remedy shall be in addition to (and not supersede) any action for damages Kalera may have for breach of any part of this Agreement. The prevailing party in any such litigation shall be entitled to an award of attorney's fees and costs (including in bankruptcy or on appeal) from the non-prevailing party.

P. Survival of Paragraphs J, K L, M, and N, and 0. Should either party lawfully terminate this agreement, paragraphs J, KL, M, N, and O hereof shall survive any such termination and remain in full force and effect until the expiration of their legal enforceability.

Q. Section 409A Compliance. The provisions of this Agreement shall comply with Section 409A of the Code, and all provisions of this Agreement will be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A of the Code. The Company cannot make any representations or guarantees with respect to compliance with such requirements, and neither the Company nor any affiliate will have any obligation to indemnify the Executive or otherwise hold him harmless from any or all of such taxes or penalties. For purposes of Section 409A of the Code, each installment payment hereunder will be deemed a "separate payment" within the meaning of Treas. Reg. Section 1.409A-2(b)(iii). With respect to the timing of payments of any deferred compensation payable upon a termination of employment hereunder, references in this Agreement to "termination of employment" (and substantially similar phrases) mean "separation from service" within the meaning of Section 409A of the Code. For the avoidance of doubt, it is intended that any expense reimbursement made to the Executive hereunder is exempt from Section 409A of the Code; however, if any expense reimbursement hereunder is determined to be deferred compensation within the meaning of Section 409A of the Code, then (i) the amount of the expense reimbursement during one taxable year will not affect the amount of the expense reimbursement during any other taxable year, (ii) the expense reimbursement will be made on or before the last day of the year following the year in which the expense was incurred, and (iii) the right to expense reimbursement hereunder will not be subject to liquidation or exchange for another benefit.

R. Integration. This Agreement sets forth the entire agreement between the Parties with regard to the subject matter hereof. All prior agreements, and covenants, express or implied, oral or written, with respect to the subject matter hereof, are hereby superseded by this Agreement. This is an integrated agreement. Should the language of this Agreement conflict with any Kalera manual or memorandum, the language of this Agreement shall control unless the external document specifically states that it shall act as a modification of company employment contracts and the Executive consents to this modification.

S. Non-assignability by Executive. This is a personal service contract which must be performed by the individual named herein as Executive and, as such, performance hereof may not be assigned or subcontracted without the express written consent of Employer. However, Kalera retains the power to assign or transfer its rights under this agreement.

T. Notices. Any notice, request, communication or instruction to be given hereunder shall be in writing and shall be delivered by hand or sent by facsimile or sent, postage prepaid, by registered, certified or express mail or overnight courier service and shall be deemed given when so delivered by hand or email with delivery receipt, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service) to the parties at the following addresses or facsimiles (or at such other address for a party as shall be specified by like notice):

To the Company:    Kalera Inc.
7455 Emerald Dunes Drive, Suite 2100
Orlando, FL 32827, USA
Attention: Chair of the Board of Directors

To the Executive:    James Leighton
6817 Goldbranch Dr.
Niwot, CO 80503, USA
Executive Email:    jirnleighton62@gmail.com

Notices delivered by email with delivery receipt shall have the same legal effect as a notice delivered in person.

U. Severability. In the event any provision of this Agreement is deemed to be void, invalid, or unenforceable, that provision shall be severed from the remainder of this Agreement so as not to cause the invalidity or unenforceability of the remainder of this Agreement. All remaining provisions of this Agreement shall then continue in full force and effect. If any provision shall be deemed invalid due to its scope or breadth, such provision shall be deemed valid to the extent of the scope and breadth permitted by law.

V. Modification. Except as otherwise provided in this document, this Agreement may be modified, superseded, or voided only upon the written and signed agreement of the Parties. Further, the physical destruction or loss of this document shall not be construed as a modification or termination of the agreement contained herein.

W. Acknowledgments. Each party acknowledges that he or it has had an adequate opportunity to read and study this Agreement, to consider it, to consult with attorneys if he or it has so desired.

9X. Return of Materials. Executive agrees that upon the termination of his employment with Kalera for any reason whatsoever, Executive will promptly return to Kalera all manuals, records, training materials, and other Confidential Information in his possession as well as equipment, if any, given to Executive by Kalera for use in performance of his duties.

Y. Effect of Waiver of Breach. The waiver by Kalera of a breach of any of the provisions of this agreement by the Executive shall not operate or be construed as a waiver of any subsequent breach by the Executive.

Z. Exclusive Jurisdiction for Suit in Case of Breach. The Parties, by entering into this Agreement, submit to exclusive jurisdiction in the State or federal courts, as applicable, in Orange County, Florida for adjudication of any disputes and/or claims between the parties under this Agreement. Furthermore, the parties hereby agree that the courts of Orange County, Florida shall have exclusive jurisdiction over any disputes between the parties relative to this Agreement, whether said disputes sounds in contract, tort, or other areas of the law.

AA. State Law. It is intended that this Agreement shall be valid and enforceable under the laws of the state of Florida, and that the laws of this state shall govern the Agreement's interpretation.

BB. Advice of Counsel. Prior to execution of this' Agreement, the Executive was advised by the Company of the Executive's right to seek independent advice from an attorney of the Executive's own selection regarding this Agreement. The Executive acknowledges that the Executive has entered into this Agreement knowingly and voluntarily and with full knowledge and understanding of the provisions of this Agreement after being given the opportunity to consult with counsel. The Executive further represents that in entering into this Agreement, the Executive is not relying on any statements or representations made by any of the Company's directors, officers, employees or agents which are not expressly set forth herein, and that the Executive is relying only upon the Executive's own judgment and any advice provided by the Executive's attorney.

CC. Representations of the Executive. The Executive represents, warrants and covenants that as of the date hereof and as of the Effective Date: (i) the Executive has the full right, authority and capacity to enter into this Agreement and perform the Executive's obligations hereunder, (ii) the Executive is not bound by any agreement that conflicts with or prevents or restricts the full performance of the Executive's duties and obligations to the Company hereunder during or after the Term and (iii) the execution and delivery of this Agreement shall not result in any breach or violation of, or a default under, any existing obligation, commitment or agreement to which the Executive is subject.

WAIVER OF JURY TRIAL. THE PARTIES HERETO EXPRESSLY AND UNCONDITIONALLY WAIVE THEIR RIGHT TO A JURY TRIAL AND WAIVE THEIR RIGHT TO HAVE ANY MATTER OR DISPUTE ARISING HEREUNDER OR PERTAINING TO THE EXECUTIVE'S EMPLOYMENT WITH KALERA DECIDED BY A JURY.

IN WITNESS WHEREOF and acknowledging acceptance and agreement of the foregoing, Employer and Executive affix their signatures hereto.

EXECUTIVE		KALERA, INC

/s/ James Leighton		/s/ Curtis McWilliams
James Leighton		Curtis McWilliams

Dated:	May 11, 2022	Dated:	May 11, 2022

"SCHEDULE A"

•     Craft and communicate a vision for internal and external stakeholders which showcases the Company's technology and disruptive potential and outlines a strategic path to value and timeline for the Company. Clearly communicate plans and progress to the board of directors.

•     Lead the expansion strategy with a primary focus on key customer relationships while creating/aligning the organizational culture and Company infrastructure to reach and exceed targets for EBDITA, revenue, and market expansion.

•     Raise capital from a cross-section of investors and resources on competitive terms to continue to improve and expand Kalera's capabilities and infrastructure.

•     Provide oversight for the overall administration, coordination, and execution of the Company's business activities, including sales and marketing, operations, innovation and product development, and new business activities.

•     Create cascading goals and objectives for the business and each functional area. Set priorities, assign ownership, and hold teams accountable for outcomes. Drive a sense of urgency based on data-driven decision making.

•     Ensure that the Company's products, operations, and customer service meet and exceed customer expectations by providing outstanding quality products and customer service in an efficient and profitable manner.

•     Develop and implement a sales and marketing campaign to raise product and brand awareness. Enhance the Kalera brand to differentiate and educate the consumer.

•     Plan, direct, and evaluate the efficiency and effectiveness of all R&D/innovation, engineering, operations, inventory control, customer service, and supply chain management of the company.

•    Ensure that all operations meet or exceed regulatory standards for quality, health, and safety.

•    Create a culture of continuous improvement and operational excellence across the Company. Continuously identify, evaluate, and drive initiatives designed to reduce costs and maximize cash flow.

•     Creating an Objectives and Key Results ("OKR")1 culture, including the process and successfully implement such process and measuring systems of such OKRs on a regular basis.

•     Work closely with the board of directors and business leaders to professionalize the organization, identifying areas of improvement and mobilizing them.

1 "OKR" stands for "Objectives and Key Results." OKRs are an effective goal-setting and leadership tool for communicating what you want to accomplish and what milestones you'll need to meet in order to accomplish it. OKRs are used by some of the world's leading organizations to set and enact their strategies.

•     Develop, upgrade, and lead a best-in-class team. Foster teamwork and collaboration. Provide guidance, coaching, and feedback while holding talent accountable.

•     Enhancing the company's success by developing and maintaining strong, senior level relationships with major business partners, customers, and financial investors across the globe.
•     Develop and drive a culture of innovation, disruption and sustainability to strengthen Kalera's market leading position.